Exhibit 10.2

Executive Officers

BORLAND SOFTWARE CORPORATION

INCENTIVE COMPENSATION PLAN

FOR EXECUTIVE OFFICERS

I.	PURPOSE OF THE PLAN

This Incentive Compensation Plan is intended to promote the interests of Borland Software Corporation, a Delaware corporation (the “Corporation”), by providing eligible individuals in the Corporation’s employ with the opportunity to participate in a cash bonus program tied to the attainment of personal and corporate performance objectives which will provide them with a meaningful incentive to remain in the Corporation’s employ and contribute to the Corporation’s financial success.

II.	DEFINITIONS

A. “Actual Bonus” shall mean the bonus actually earned by the Participant for one or more Fiscal Quarters in the Year and/or the full Year, as applicable.

B. “Base Salary” shall mean the annual rate of base salary in effect for the Participant at the start of each Year in which he or she participates in the Plan. For an individual who first becomes a Participant after the start of the Year, his or her Base Salary shall be the annual rate of base salary in effect for him or her on the date of entry into the Plan. In the event a Participant’s Base Salary is increased or decreased during the Year, such adjusted salary shall be reflected in the Fiscal Quarter following the Fiscal Quarter in which such adjustments took effect, for purposes of calculating the subsequent bonus entitlements of such Participant under the Plan. Base Salary shall be calculated before deduction of (i) any income or employment tax withholdings, (ii) any contributions made by the Participant to any Code Section 401(k) salary deferral plan or Code Section 125 cafeteria benefit plan now or hereafter established by the Corporation, (iii) any contributions made by the Participant to the Corporation’s Employee Stock Purchase Plan (“ESPP”), and (iv) any reduction to the Participant’s rate of base salary as a result of any salary reduction election for the Year made by such Participant pursuant to the Salary Investment Option Grant Program in effect under the Corporation’s 2002 Stock Incentive Plan. The following items of compensation shall not be included in Base Salary: (i) all overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments, including cash bonuses received under this Plan, (ii) the matching contributions or deferred profit-sharing contributions made by the Corporation under any Code Section 401(a) or 401(k) plan now or hereafter established and (iii) any and all other contributions (other than Internal Revenue Code Section 401(k) or Section 125 contributions) made on the Participant’s behalf by the Corporation under any employee benefit or welfare plan now or hereafter established.

C. “Board” shall mean the Corporation’s Board of Directors.

D. “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

E. “Annual Bonus Component” shall mean the portion of the Target Bonus that is contingent upon the Corporation’s attainment of Corporate Performance Objectives for the Year.

F. “Corporate Performance Objectives” shall mean the financial or other performance milestones the Corporation must attain as a condition to the Participant’s entitlement to his or her Target Bonus for the applicable period. Corporate Performance Objectives may be tied to operating income, revenue, earnings per share (on a GAAP or non-GAAP basis), net profit, return on equity, return on sales, capital or assets and other milestones established from time to time by the Plan Administrator.

G. “Disability” shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to continue for a period of twelve (12) consecutive months or more.

H. “Earn-Out Date” shall mean, for the Quarterly Bonus Component (if applicable), the last business day of each Fiscal Quarter in the Year and shall be the date on which the Participant’s entitlement (if any) to a payout of his or her Actual Bonus for that Fiscal Quarter shall first accrue. “Earn-Out Date” shall mean, for the Annual Bonus Component, the last business day of the Year and shall be the date on which the Participant’s entitlement (if any) to a payout of his or her Actual Bonus for that Year shall first accrue.

I. “Employee Status” shall mean the individual’s performance of services for the Corporation or any Participating Subsidiary as a regular full-time employee.

J. “Executive Officer” shall mean each executive officer of the Corporation who is subject to the reporting and short-swing liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended and, for purposes of any particular Year, any other employee of the Company deemed to be a “named executive officer” (as defined in Item 402(a)(3) of Regulation S-K) for such Year.

K. “Fiscal Quarter” shall mean each of the fiscal quarters within the Year in question under the Plan.

L. “Participant” shall mean each Executive Officer of the Corporation who participates in the Plan in accordance with the eligibility provisions of Article IV.

M. “Participating Subsidiary” shall mean any Subsidiary which has, with the written authorization of the Board, extended the benefits of the Plan to its eligible Participants. The Participating Subsidiaries are listed in the attached Schedule I, which may be amended from time to time by the Plan Administrator.

N. “Personal Performance Objectives” shall mean the performance goals that the Participant must personally attain or the performance milestones which his or her business unit must attain as a condition to the Participant’s entitlement to the Quarterly Bonus Component of his or her Target Bonus for the applicable period.

O. “Plan” shall mean this Borland Software Corporation Incentive Compensation Plan, as amended from time to time.

P. “Plan Administrator” shall mean the Compensation Committee of the Board in its capacity as administrator of the Plan.

Q. “Quarterly Bonus Component” shall mean the portion of the Target Bonus that is contingent upon (i) the Corporation’s attainment of Corporate Performance Objectives in effect for the Fiscal Quarter, and (ii) the Participant’s attainment of the Personal Performance Objectives in effect for the relevant Fiscal Quarter.

R. “Subsidiary” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each such corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

S. “Target Bonus” shall mean the bonus opportunity provided each Participant for each Year the Plan remains in effect. The Target Bonus shall be an amount equal to the percentage of the Participant’s Base Salary specified as a potential bonus in the Participant’s employment agreement, or otherwise specified by the Plan Administrator.

T. “Year” shall mean each fiscal year of the Corporation for which the Plan remains in effect.

III.	ADMINISTRATION OF THE PLAN

A. The Compensation Committee as Plan Administrator shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper plan administration and to make such determinations under, and issue such interpretations of, the Plan as it may deem advisable. Decisions of the Plan Administrator shall be final and binding on all parties with an interest in the Plan.

B. The Plan Administrator shall have the discretionary authority to adjust the established Corporate Performance Objectives for the Year and for a particular Fiscal Quarter should the Plan Administrator determine, in its sole discretion, such adjustments are required in order to maintain the objectives and purposes of the Plan. For example, if the Plan Administrator determines that a merger or acquisition will affect the Corporation’s ability to achieve the Corporate Performance Objectives, the Plan Administrator shall have the discretionary authority to adjust the established Corporate Performance Objectives for the Year and for given Fiscal Quarters should the Plan Administrator determine, in its sole discretion, such adjustments are reasonable in light of the altered financial situation.

C. The Plan Administrator shall have the sole and exclusive responsibility to administer all aspects of the Plan with respect to the Participants; provided, however, that the Plan Administrator may delegate any or all of those responsibilities to the Chairman of the Compensation Committee, in which event such Chairman shall have the authority to administer the Plan with respect to the delegated responsibilities.

IV.	ELIGIBILITY

Unless otherwise determined by the Plan Administrator, each individual who is an Executive Officer of the Corporation at the start of the Year or who is hired in such capacity within the first twenty-one (21) days of that Year shall qualify as a Participant for that Year. Unless otherwise determined by the Plan Administrator, any individual hired as an Executive Officer by the Corporation after the first twenty-one (21) days of the Year shall commence participation in the Plan on the first day of the first Fiscal Quarter in that Year in which he or she is such an Executive Officer with at least twenty one (21) days of service in such capacity.

V.	DETERMINATION OF TARGET BONUS

A. The Target Bonus shall be an amount equal to the percentage of the Participant’s Base Salary specified as a potential bonus in the Participant’s employment agreement with the Corporation, or otherwise specified by the Plan Administrator. The Plan Administrator may change a Participant’s level of participation for a particular Year or Fiscal Quarter to take into account any promotion, demotion or substantial change in job responsibilities. Any such change to a Participant’s level placement shall, at the Plan Administrator’s sole discretion, be made either retroactive to the start of the Fiscal Quarter in which such change to Participant’s status occurs or prospective to the start of the next Fiscal Quarter.

B. The Target Bonus shall be comprised of the Quarterly Bonus Component (Article VI) and the Annual Bonus Component (Article VII). The percentages of the Quarterly Bonus Component and the Annual Bonus Component shall be designated by the Plan Administrator.

VI.	DETERMINATION OF QUARTERLY BONUS COMPONENT

A. If and as designated by the Plan Administrator, a Participant may earn a percentage of his or her Target Bonus on a quarterly basis. The percentage of the Target Bonus constituting the Quarterly Bonus Component shall be designated by the Plan Administrator. The Quarterly Performance Component shall be determined as follows:

(i) The Plan Administrator shall establish the Corporate Performance Objectives for each Fiscal Quarter, and the Participant shall (in conjunction with his or her manager, which may include the Plan Administrator as applicable) establish Personal Performance Objectives. The Corporation must achieve the Corporate Performance Objectives for the Fiscal Quarter in order for any quarterly bonus to be earned for that Fiscal Quarter. If the Corporation fails to achieve the Corporate Performance Objectives for the Fiscal Quarter, the Participant shall not be entitled to the Quarterly Bonus Component for such Fiscal Quarter, regardless of the level of the Participant’s achievement of the Personal Performance Objectives.

(ii) At the end of a Fiscal Quarter, the manager for each Participant shall assess the percentage attainment of the Personal Performance Objectives for the Fiscal Quarter. If the Corporation achieves its Corporate Performance Objectives for the Fiscal Quarter, then the Participant shall be entitled to a bonus for the Fiscal Quarter equal to the percentage attainment of the Personal Performance Objectives multiplied by the Target Bonus constituting the Quarterly Bonus Component for that Fiscal Quarter.

B. In the event that the Corporation fails to achieve the Corporate Performance Objectives for any Fiscal Quarter (such that the Quarterly Bonus Component is not paid for that quarter), but achieves the Corporate Performance Objectives for the Year, then a Participant shall receive a “make-up” payment of an amount equal to the missed Quarterly Bonus Component(s). The “make-up” payment shall be paid at the same time as the Annual Bonus Component payment is made.

VII.	DETERMINATION OF ANNUAL BONUS COMPONENT

If and as designated by the Plan Administrator, a Participant may earn a percentage of his or her Target Bonus on an Annual Basis. The percentage of the Target Bonus constituting the Annual Bonus Component shall be designated by the Plan Administrator. Unless otherwise determined by the Plan Administrator, Annual Bonus Component shall only be earned if and to the extent the Corporate Performance Objectives for the Year are achieved by the Corporation. The Actual Bonus earned by a Participant under the Plan for a particular Year shall be determined as follows:

A. The Plan Administrator shall establish Corporate Performance Objectives for the Year and the formula for determining the percentage of the Target Bonus attainable based on achievement of the Corporation Performance Objectives for the Year.

B. Once the Corporate Performance Objectives for the Year are established, the Participant shall be eligible for the Annual Bonus Component if, and to the extent that, a particular Corporate Performance Objective for the Year is achieved. Unless otherwise determined by the Plan Administrator, the Participant shall not be entitled to any portion of the Annual Bonus Component of the Target Bonus if the minimum Corporate Performance Objective for the Year as established by the Plan Administrator is not achieved, provided, that in no event shall the Actual Bonus exceed 100% of the Target Bonus if the minimum Corporate Performance Objective for the Year established by the Plan Administrator is not achieved.

C. Unless otherwise determined by the Plan Administrator, if the individual becomes a Participant after the start of the Year, then the dollar amount of his or her Annual Bonus Component for that Year shall be pro-rated by multiplying such dollar amount by a fraction, the numerator of which is the number of calendar months of Employee Status completed by the Participant individual in such Year (rounded to the nearest whole month), and the denominator is twelve (12).

VIII.	ELIGIBILITY FOR ACTUAL BONUS AND PAYOUT

A. A Participant shall not earn or otherwise become entitled to any Actual Bonus for a particular Fiscal Quarter or Year unless such Participant continues in Employee Status through the Earn-Out Date for that Fiscal Quarter or Year. However, should a Participant cease Employee Status before the Earn-Out Date in a particular Fiscal Quarter or Year by reason of death or Disability, then the Participant (or his or her estate) shall accordingly, receive a dollar amount, payable in accordance with the payment schedule set forth in Paragraph B below, equal to (i) the portion of the Actual Bonus (if any) such Participant would have otherwise earned for that Fiscal Quarter based on his or her personal performance for the portion of the Fiscal Quarter preceding his or her death or Disability, and (ii) a portion of the Actual Bonus he or she would have otherwise earned for such Year on the basis of the actual percentage attainment of the Corporate Performance Objectives for that Year, prorated from the beginning of that particular Year to the date in which the Participant ceases Employee Status.

B. The Actual Bonus Payment to which each Participant becomes entitled under the Plan shall be paid as follows:

(i) The Quarterly Bonus Component (if any) shall be paid within forty-five (45) days after the close of the Fiscal Quarter for which that portion of the Actual Bonus is earned.

(ii) The Annual Bonus Component (if any) shall be paid in one payment within forty-five (45) days after the close of the Year for which that portion of the Actual Bonus is earned.

Each payment shall be subject to the collection by the Corporation (or the Participating Subsidiary) of all applicable federal, state and local income and employment taxes, and the Participant shall only be paid the amount which remains after the collection of those taxes.

IX.	PLAN DURATION AND AMENDMENT

The Plan shall be in effect for the 2005 Year and for each subsequent fiscal year of the Corporation until the Plan Administrator by appropriate resolution terminates the Plan, or adopts a new Plan. No Participant shall accrue any rights to receive an Actual Bonus for a particular Fiscal Quarter or Year for which the Plan is outstanding until the Earn-Out Date for that Fiscal Quarter or Year. Accordingly, the Plan Administrator in its sole discretion may amend or terminate the Plan at any time prior to the Earn-Out Date in effect for a particular Fiscal Quarter or Year, and any such amendment or termination shall be applicable for that Fiscal Quarter or Year and each subsequent Fiscal Quarter in that Year.

X.	NON-TRANSFERABILITY

The right to receive an Actual Bonus under the Plan may not be transferred, assigned, pledged or encumbered. Should a Participant die before receipt of any Actual Bonus to which he or she becomes entitled under the Plan, then that bonus shall be paid to the Participant’s estate.

XI.	OTHER INCENTIVE PLANS

The Plan constitutes the full and entire understanding and agreement between the Corporation and each of the Participants with respect to the subject matter hereof, and it supersedes all prior or contemporaneous agreements and understandings, whether oral or written, relating to the subject matter of the Plan.

XII.	COUNTERPARTS

This Plan and acknowledgements thereof may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

XIII.	NO EMPLOYMENT RIGHTS

Nothing in the Plan shall confer upon a Participant any right to continue in Executive or Employee Status for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation or any Participating Subsidiary or of the Participant, which rights are hereby expressly reserved by each, to terminate the Executive or Employee Status of the Participant at any time for any reason, with or without cause.

XIV.	GOVERNING LAW

The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of California without resort to the conflict-of-laws rules thereof or of any other jurisdiction.

IN WITNESS WHEREOF, Borland Software Corporation has caused this instrument to be executed on by its behalf by it duly-authorized officer as of the 26th day of January, 2005.

BORLAND SOFTWARE CORPORATION

By:	/s/ Timothy J. Stevens
	Name:	Timothy J. Stevens
	Title:	Senior Vice President and General Counsel

AGREED AND ACCEPTED

____________________________

Executive Officers

SCHEDULE I

LIST OF PARTICIPATING SUBSIDIARIES

None

ADDENDUM I

GENERAL CRITERIA AND TERMS OF THE INCENTIVE COMPENSATION PLAN FOR 2005

The Plan Administrator has determined that the Corporate Performance Objectives will be based on 2005 quarterly and annual revenue and earnings-per-share targets as determined by the Plan Administrator for each Participant. Target Bonuses are to be comprised of Annual and Quarterly Bonus Components, except for the Chief Executive Officer, whose entire Target Bonus is to be composed solely of an Annual Bonus Component. The 2005 fiscal year Target Bonuses as a percentage of each named executive officer’s base salary, are indicated in the table below:

Name	Total Target Bonus (as a % of base salary)
President & CEO	100%

EVP, Chief Operating Officer	70%

SVP, Chief Financial Officer	50%

SVP, General Counsel	50%

SVP, Worldwide Sales *	100%

Actual Bonuses may exceed the Target Bonus in the event that the Company’s actual financial performance exceeds the corporate performance objectives. For the 2005 fiscal year, each Participant has an opportunity to receive up to an additional amount equal to 50% of the Target Bonus in the event the Company exceeds the applicable Corporate Performance Objectives, except in the case of the SVP, Worldwide Sales who has an opportunity to receive up to an additional amount equal to 200% of his Target Bonus.

The information set forth above is subject to the Plan Administrator’s authority to modify the terms of the Plan and administer the Plan in accordance with it terms, including without limitation, the right modify the Target Bonuses Personal Performance Objectives and Corporate Performance Objectives upward or downward at any time or to grant bonuses, subject to the limitations set forth in the Plan, if the specific performance objectives are not met. The information set forth above is further subject to and shall, to the extent inconsistent, be superceded by any other information provided by the Plan Administrator or any person authorized by the Plan Administrator to a Participant with respect to such Participant’s Target Bonus, Personal Performance Objectives, Corporate Performance Objectives or any other term or condition of the Plan or such Participant’s participation in the Plan.

*	Former Executive Officer